UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

INTERSIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road
Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-8888

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05Costs Associated with Exit or Disposal Activities.

On June 29, 2016, Intersil Corporation (the “Company”) approved and began implementation of a plan to decommission its 200 millimeter wafer fabrication line in Palm Bay, Florida (the “200mm Line”).  The investment in the 200mm Line was undertaken approximately four years ago to address the need to extend the production life for certain products manufactured at a third party wafer foundry when the supply commitments from the supplier for these products expired at the end of 2014.  In July 2015, the supplier was acquired and the acquirer recently decided to continue long-term support for the manufacturing of these products.  To avoid the future capital investment anticipated to be required for the 200mm Line, the Company determined it would be beneficial to its long-term cost structure to source its manufacturing for these products from this supplier and decommission its 200mm Line.

As part of the plan, the Company will dispose of fixed assets related to the 200mm Line and incur one-time charges to implement cost reductions, decommission the 200mm Line, and transfer production to the supplier.

The Company estimates it will incur total restructuring charges of $11 to $17 million, comprised of:

•	$8 to $12 million for impairment of fixed assets, to be recorded in the second quarter ending July 1, 2016;
•	$2 to $3 million of severance and other employee benefit costs to be recorded in the second quarter ending July 1, 2016;
•	$1 to $2 million of costs associated with the production transfer and decommissioning of the 200mm Line, to be recorded over the third and fourth quarters of fiscal 2016.

The total cash payments associated with the plan are estimated to be $3 to $5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERSIL CORPORATION
Date:	June 29, 2016	By:	/s/ Andrew S. Hughes
		Name: Title:	Andrew S. Hughes Vice President, General Counsel & Corporate Secretary